Exhibit 99.1

CONFIDENTIAL

July 10, 2013

Samick Musical Instruments Co. Ltd.
424 Cheongcheon 2-dong, Bupyeong-gu Inchuon
Korea
Attention: Jong Sup Kim

Ladies and Gentlemen:

On June 30, 2013, Steinway Musical Instruments, Inc. (the “Company”) entered into an Agreement and Plan of Merger the (“Merger Agreement”) with entities affiliated with Kohlberg Management VII, L.P. (collectively, “Kohlberg”), which requires that as a condition of providing any non-public information to any third party during the 45 day “Go Shop” period, such third party enter into a non-disclosure agreement containing terms no less favorable to the Company in the aggregate than those contained in the non-disclosure agreement previously entered with Kohlberg.

You have requested certain information relating to the Company and its subsidiaries in connection with your consideration of a possible consensually negotiated transaction with the Company (the “Transaction”).  You acknowledge that this information is proprietary to the Company and its subsidiaries and may include trade secrets or other business information the disclosure of which could harm the Company and its subsidiaries. You further acknowledge the Company’s obligation to disclose certain information pursuant to Section 6.6 of the Merger Agreement and that nothing in this letter agreement (this “Agreement”) or in any other agreement shall be deemed to prohibit such disclosure.

In consideration for, and as a condition of, such information being made available to you and your Representatives (as defined below), you and your Representatives agree to treat, or cause to be treated, any and all information concerning the Company or any of its subsidiaries obtained by you or your Representatives (regardless of whether obtained before, on or after the date of this Agreement and regardless of the manner or form in which it is obtained, including, without limitation, all written, oral and electronic communications and all information posted in any electronic dataroom), together with any notes, analyses, reports, models, projections, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, the “Evaluation Material”), in accordance with the provisions of this Agreement, and to take or abstain from taking the other actions hereinafter set forth.  For purposes of this Agreement, the term “Evaluation Material” does not include information that you can demonstrate by competent proof (i) becomes generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in breach or threatened breach of the terms of this Agreement, (ii) was within your possession prior to the date of this Agreement or (iii) is received by you from a source other than the Company or any of its Representatives; provided that, in the case of clauses (ii) and (iii) above, the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its subsidiaries or to any other person with respect to such information.

For purposes of this Agreement, the term “Representative” with respect to you shall mean your and your subsidiaries’ (i) directors, officers and employees and (ii) agents, representatives and advisors, which may include attorneys, accountants, consultants and representatives of such advisors.  For the avoidance of doubt, the term Representative as applied to you does not include potential financing sources (including equity, debt, hybrid or Derivative Security (as defined below) investors) in connection with any Transaction, unless approved in advance in writing by the Company’s General Counsel. Notwithstanding the foregoing, the Company hereby consents to you contacting and sharing Evaluation Material with the debt financing sources that are identified in a separate letter to you of even date hereof, each other debt financing source added to such letter by supplemental letter from the Company, and any affiliate of any of the foregoing persons (collectively, “Approved Debt Financing Sources”), in each case in connection with the possible debt financing of the Transaction and hereby agrees that each of the Approved Debt Financing Sources shall be your Representative for the purposes of this Agreement, provided that, in no event shall you prohibit or seek to prohibit the Approved Debt Financing Sources from providing or seeking to provide financing or financial advisory services to any person in connection with a transaction relating to the Company.

In addition, notwithstanding the foregoing, the Company hereby consents to your contacting and, subject to entering into a confidentiality agreement acceptable to the Company between the Company and each of the equity financing sources that are identified in a separate letter to you of even date hereof, each other equity financing source added to such letter by supplemental letter from the Company, and any affiliate of any of the foregoing persons (collectively, “Approved Equity Financing Sources”), sharing Evaluation Material with any of the Approved Equity Financing Sources, in each case for purposes of submitting a joint proposal with you with respect to a Transaction and hereby agrees that each such Approved Equity Financing Source shall be your Representative for the purposes of this Agreement, provided that, in no event shall you prohibit or seek to prohibit any such Approved Equity Financing Source from partnering or seeking to partner with any other party in connection with a transaction relating to the Company or providing or seeking to provide financing in connection with a transaction relating to the Company. Further, you hereby represent that you have not heretofore entered into any agreements, arrangements, whether written or oral, or understandings with any party prohibiting or seeking to prohibit such party from partnering or seeking to partner with any other party in connection with a transaction relating to the Company or providing or seeking to provide financing to any other party in connection with a transaction relating to the Company. For purposes of this Agreement, the term “Representative” with respect to the Company shall mean the Company’s and its subsidiaries’ directors, officers, employees, agents, representatives and advisors, which may include attorneys, accountants, consultants and representatives of such advisors.  For purposes of this Agreement, the term “person” shall be broadly interpreted to include the media and any corporation, partnership, company, limited liability company, trust, association, joint venture, government or self-regulatory agency or body, group (as such term is used in Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), individual or other entity.  For purposes of this Agreement, the term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

1.           You hereby agree that you and your Representatives will (i) use the Evaluation Material solely for the purpose of evaluating the Transaction and not for any competitive, commercial, litigation or other means or purpose, (ii) keep the Evaluation Material confidential and (iii) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose Evaluation Material only to your Representatives (a) who need to know particular Evaluation Material for the sole purpose of evaluating the Transaction, (b) who are informed by you in advance of the confidential nature of such information and (c) who are provided with a copy of this Agreement and agree in writing to act in accordance with its terms to the same extent as if they were parties hereto, for the benefit of the Company.  Notwithstanding the foregoing clause (c), your Representatives that are outside legal counsel and that are required to maintain any Evaluation Material on a confidential basis as part of their ethical or professional obligations shall not be required to agree in writing to the terms of this Agreement.  You will be responsible for any breach or threatened breach of this Agreement by any of your Representatives (in addition to and not in limitation of any right or remedy the Company may have against such persons),  and you agree to take all reasonable measures (including, but not limited to, court proceedings) to restrain your Representatives from disclosure or improper use of the Evaluation Material or from breaching or threatening to breach any other provision of this Agreement.

2.           Except as shall have theretofore been made public by Company or as may be approved in writing in advance by the Company, you and your Representatives agree, not to disclose, directly or indirectly, to any person that (i) you have entered into this Agreement, (ii) the Evaluation Material exists or has been made available to you and your Representatives and (iii) discussions or negotiations are taking or have taken place concerning the Transaction or any other transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof or your name or any other information that would enable another person to reasonably identify you as being involved).

3.           Neither you nor your Representatives shall initiate or maintain contact with the Company or its Representatives regarding the business, operations, prospects or finances of the Company, except with the express permission of the Company.  You will submit all: (i) communications regarding a Transaction; (ii) requests for additional information; (iii) requests for facility tours or management meetings; and (iv) questions regarding procedures only to Allen & Company LLC, the Company’s financial advisor.

4.           For a period of twenty four months after the date of this Agreement, neither you nor any of your subsidiaries will, directly or indirectly, solicit for employment or employ any officer or employee of the Company or any of its “significant subsidiaries” (as such term is used in Rule 1-02(w) of Regulation S-X) or otherwise induce or attempt to induce such officer or employee to terminate or otherwise cease his or her employment relationship with the Company or any of its significant subsidiaries; provided, however, the foregoing provision will not prevent you from soliciting for employment any such person in response to general solicitations or advertisements through a third-party search firm or in periodicals including newspapers and trade publications so long as such solicitations or advertisements are not specifically directed at officers or employees of the Company.

5.           In the event that you or any of your Representatives are required by legal process to disclose any of the Evaluation Material other than as expressly permitted under the terms of this Agreement, you will promptly notify the Company in writing by facsimile and certified mail so that the Company may, at its election, seek a protective order or other appropriate remedy.  Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena that seeks discovery of the Evaluation Material if: (i) a motion for a protective order, motion to quash and/or other motion filed to prevent the production or disclosure of the Evaluation Material has been denied; provided, however, that you disclose only that portion of the Evaluation Material that your outside legal counsel advises you is legally required to be disclosed and that you exercise all reasonable best efforts to preserve the confidentiality of the remainder of the Evaluation Material, including, without limitation, by providing the Company advance written notice of the information to be disclosed as far in advance of its disclosure as practicable, and cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded the information so disclosed; or (ii) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena.  In no event shall you, or any of your Representatives, oppose an action by the Company to obtain a protective order, motion to quash and/or other relief to prevent the production or disclosure of the Evaluation Material or to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded the information so disclosed.

6.           If you determine not to proceed with the Transaction, you will promptly notify the Company’s General Counsel of that decision.  In that case, or at any time upon the request of the Company for any reason, you and your Representatives will, at the option of the Company, promptly (i) destroy all copies (which shall include permanently erasing or deleting all electronic copies) of the Evaluation Material in your or your Representative’s possession or control or (ii) deliver to the Company at your own expense all hard copies of the Evaluation Material and permanently erase or delete all electronic copies of the Evaluation Material in your and your Representative’s possession or control, provided, however that you and your Representatives may retain one copy of the Evaluation Material pursuant to your respective bona fide, pre-existing document retention policies provided further, that any Evaluation Material that is not destroyed or returned will remain subject to the confidentiality obligations hereunder without regard to any expiration or termination of this Agreement.  In addition, you agree promptly to have an officer certify in writing to the Company that you and your Representatives have complied with your respective obligations under this paragraph.  Notwithstanding the return or destruction (as applicable) of the Evaluation Material, you and your Representatives will continue to be bound by your confidentiality and non-disclosure and other obligations hereunder.

7.           You understand and acknowledge that neither the Company nor any of its Representatives makes, and you and your Representatives are not relying on, any representation or warranty, express or implied, as to the accuracy, timeliness or completeness of the Evaluation Material, including without limitation any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition (financial or otherwise), customers, suppliers or employees of the Company and its subsidiaries.  You further agree that neither the Company nor any of its Representatives shall have any liability (including, without limitation, in contract, tort, under federal or state securities laws or otherwise) to you or to any of your Representatives relating to or resulting from the use or non-use of the Evaluation Material or any errors therein or omissions therefrom, regardless of any decision made in reliance on the Evaluation Material, and neither you nor your Representatives will make or facilitate in the making of any claims whatsoever against such persons, with respect to, or arising out of, the Evaluation Material.  Only those representations or warranties that are made in a Definitive Agreement (as defined below) regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.  The term “Definitive Agreement” means a written contract executed and delivered by all parties thereto for the Transaction, which contract binds the parties thereto to close such Transaction, subject only to such conditions to closing as may be negotiated between the parties thereto, and does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid for the Transaction.

8.           Each party understands and agrees that no contract or agreement providing for the Transaction shall be deemed to exist between them unless and until a Definitive Agreement has been executed and delivered between them, and you and your Representatives hereby waive, in advance, any claims (including, without limitation, breach of contract and tortious interference claims) in connection with the Transaction, unless and until the parties shall have entered into a Definitive Agreement.  Each party also agrees that unless and until a Definitive Agreement has been executed and delivered between them, neither party shall be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this Agreement, except for the matters specifically agreed to herein.  You further acknowledge and agree that the Company may at any time, in its sole discretion, for any reason or no reason, without prior notice to you, reject any and all proposals made by you or any of your Representatives with regard to a Transaction, terminate discussions and negotiations with you and your Representatives or refuse to provide any further access to the Evaluation Materials.

9.           For a period of twenty four months after the date of this Agreement, unless you shall have received specific written approval by the Company, neither you nor any of your affiliates will in any manner, directly or indirectly, (i) effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) or announce any intention to effect or cause or participate in: (a) the acquisition of, or obtaining any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any securities, bank debt, liabilities, claims or obligations of the Company or any of its affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities, bank debt, liabilities, claims or obligations or any obligations measured by the price or value of any securities of the Company or any of its affiliates, including without limitation any swaps or other derivative arrangements (“Derivative Securities”)), in each case not owned as of the date of this Agreement by you and your affiliates, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to “beneficial ownership” (as such term is used in Rule 13d-3 of the Exchange Act), and, in each case, whether or not any of the foregoing is acquired or obtained by means of  borrowing of securities, operation of any Derivative Security or otherwise; (b) any tender or exchange offer, merger, consolidation, business combination or acquisition or disposition of assets of the Company or any of its affiliates (which for purposes of this Section 9 shall not include you as an affiliate of the Company); (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates; or (d) any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the Exchange Act), become a “participant” in any “election contest” (as such terms are defined in Rule 14a-11 of the Exchange Act), or initiate, propose, encourage or otherwise solicit stockholders of the Company for the approval of any stockholder proposals with respect to the Company or seek to advise or influence any third person with respect to the voting of any voting securities of the Company; (ii) form, join or in any way participate in a group with respect to the common shares or any other voting securities of the Company or any securities convertible into common shares or any other voting securities of the Company or otherwise act in concert with any person in respect of any such securities; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company (other than the voting of voting securities of the Company presently owned by you and your affiliates in favor of the election of a Samick representative to the Board of Directors); (iv) take any action which is likely to result in the Company being obligated to make a public announcement regarding any of the types of matters set forth in this paragraph; (v) enter into any discussions, arrangements, understandings or contracts with any third party with respect to any of the foregoing; or (vi) disclose (whether or not publicly) any intention, plan or arrangement regarding any of the matters referred to in this paragraph.  You will promptly advise the Company in writing of any proposal made to you or your Representatives (with respect to you) with respect to any of the foregoing.  You also agree during such twenty four month period not to request, or solicit or induce another person to request, the Company (or any of its Representatives), directly or indirectly, to amend, waive or publicize any provision of this paragraph (including this sentence).

10.           You are aware, and will advise your Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.  You hereby represent that, as of the date hereof, you and your controlled affiliates do not, directly or indirectly, (i) own of record or have “beneficial ownership” (as such term is used in Rule 13d-3 of the Exchange Act) of securities of the Company exceeding the amount specified in your amended report of beneficial ownership on Schedule 13D, as filed with the Securities and Exchange Commission on February 21, 2013 and (ii) possess or have the right to possess (whether upon the occurrence of an event, lapse of time or otherwise) any economic interest, voting right or other right with respect to any security of the Company or any of its affiliates, including Derivative Securities, other than as specified in your amended report of beneficial ownership on Schedule 13D, as filed with the Securities and Exchange Commission on February 21, 2013.

11.           To the extent that any Evaluation Material includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, inquiry, arbitration or dispute, you acknowledge that you and the Company have a commonality of interest with respect to such action, suit, proceeding, investigation, inquiry, arbitration or dispute, and agree that it is your mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and you agree to take all reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges and doctrines.

12.           This Agreement contains the entire agreement between you and the Company concerning the subject matter of this Agreement, and no provision of this Agreement may be waived or amended, except by the written consent of the parties, which consent shall explicitly reference such waiver or amendment.  Any attempted waiver or amendment in violation of this provision shall be void ab initio.  For the avoidance of doubt, (i) this Agreement expressly supersedes all prior confidentiality agreements executed by you in favor of the Company and (ii) this agreement is an addition to and shall not supersede the terms of the Subscription Agreement, dated as of November 5, 2009, by and between you and the Company, as amended by Amendment No. 1 to Subscription Agreement, dated February 20, 2013.

13.           It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

14.           You acknowledge that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by you or any of your Representatives and you consent to a court of competent jurisdiction entering an order finding that the Company has been irreparably harmed as a result of any such breach or threatened breach and to the granting of injunctive relief without proof of actual damages or posting of a bond as a remedy for any such breach or threatened breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach by you or any of your Representatives of this Agreement but shall be in addition to all other remedies available at law or equity to the Company.  You agree to promptly notify the Company in writing of any breach or threatened breach of this Agreement by you or any of your Representatives. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in an order that you or any of your Representatives have breached or threatened to breach this Agreement, then you will reimburse the Company for the reasonable legal fees and expenses incurred by the Company in connection with enforcing its rights hereunder, including any appeal therefrom.

15.           This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to its conflicts of law principles.

16.           You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and agree (i) not to commence any action, suit or proceeding relating thereto except in such courts, (ii) to waive and not to assert any defenses as to personal jurisdiction of such courts over you and (iii) that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING REGARDING THE SUBJECT MATTER OF THIS AGREEMENT.

17.           The provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

18.           This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument.

19.           This Agreement shall inure solely to the benefit of and be binding upon each of the Company and you and the respective legal successors and permitted assigns of the Company and you; provided that you may not assign this Agreement or any of your rights or obligations hereunder without the prior written consent of the Company.  Any attempted assignment by you without the Company’s prior written consent will be of no force and effect.  The Company reserves the right to assign this Agreement and all of its rights and obligations hereunder, including the right to enforce all of its terms, without your prior consent.

20.           Except as expressly set forth herein, each of the parties shall be responsible for its own costs and expenses associated with the subject matter of this Agreement, whether or not a Transaction is consummated.

21.           The information covered by this Agreement is and shall always remain the exclusive property of the Company, and you and your Representatives acknowledge the right, title and interest of the Company in and to such information. No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this Agreement.  Neither party is obligated under this Agreement to purchase from or provide to the other party any service or product.

22.           Nothing contained herein is intended to limit or restrict Mr. Jong Sup Kim, in his capacity as a director of the Company, from performing his duties as a director, including (without limitation) communicating with officers or others at the Company or in receiving and evaluating non-public information and materials provided to members of the Board in his capacity as a director of the Company.

(The remainder of this page is intentionally left blank.)

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

STEINWAY MUSICAL INSTRUMENTS, INC.

By:	/s/ Dennis M. Hanson
Name:	Dennis M. Hanson
Title:	Senior Executive Vice President

Accepted and agreed as of the date
first written above:

SAMICK MUSICAL INSTRUMENTS CO. LTD.

By:	/s/ Jong Sup Kim
Name: Jong Sup Kim
Title: Chairman